UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 25, 2013 (November 19, 2013)

DAWSON GEOPHYSICAL COMPANY

(Exact name of Registrant as specified in its charter)

TEXAS	001-34404	75-0970548
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

508 West Wall, Suite 800

Midland, Texas 79701

(Address of principal executive offices)

(432) 684-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2013, the Compensation Committee of the Board of Directors of Dawson Geophysical Company (the “Company”) adopted the 2014 Annual Incentive Plan (the “Plan”). Under the Plan, the payment of performance-based cash bonuses related to 2014 performance may be made to participating employees, including Stephen C. Jumper, Christina W. Hagan, C. Ray Tobias, James W. Thomas and K.S. Forsdick, the Company’s named executive officers, based on the achievement of Company-wide targets related to EBITDA (the “Company goal”) and the attainment of personal goals to be established for each participating employee (“personal goals”).

The Compensation Committee has determined that the 2014 target bonus amounts for Messrs. Jumper, Tobias, Thomas and Forsdick and Ms. Hagan would be 20%, 15%, 15%, 10% and 15%, respectively, of their annual base salaries. Actual bonus amounts paid to the named executive officers may be more or less than the target bonus amounts based on the level of attainment of the Company goal and personal goals. Bonus amounts are first determined based upon the level of attainment of the Company goal. The bonus paid to a participating employee is then adjusted to reflect the attainment of personal goals by increasing or decreasing the bonus amount within a range of 25% to 125%.

The Compensation Committee has delegated to Mr. Jumper the authority to determine the final bonus amounts that are payable to participating employees (other than Mr. Jumper) based upon criteria set forth in the Plan. The Compensation Committee has retained the authority to determine the final bonus amount payable to Mr. Jumper based upon the criteria set forth in the Plan.

The description of the Plan above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Dawson Geophysical 2014 Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAWSON GEOPHYSICAL COMPANY

Date: November 25, 2013	By:	/s/ Christina W. Hagan
Christina W. Hagan
Executive Vice President, Secretary and
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Dawson Geophysical 2014 Annual Incentive Plan.